EXHIBIT 3.1

WHITNEY INFORMATION NETWORK, INC.

AMENDMENT TO THE BYLAWS

Pursuant to the Colorado Business Corporations Act, Whitney Information Network, Inc. (the “Corporation”), adopts the following Amendment to its Bylaws:

First:       Article IV, Section 5 of the Bylaws of this Corporation is hereby amended to delete such Section in its entirety and to replace such Section with the following:

Article IV Section 5

Chief Executive Officer

The chief executive officer shall be chief executive officer of the Corporation and, subject to the direction and control of the board of directors, shall manage the business of the Corporation.  The chief executive officer shall preside at all meetings of the shareholders and directors at which such officer may be present unless the board of directors has appointed a chairman, vice chairman, or other officer of the board to preside at such meetings.  The chief executive officer may execute contracts, deeds and other instruments on behalf of the Corporation.  The chief executive officer shall have full authority on behalf of the Corporation to attend any meeting, give any waiver, cast any vote, grant any discretionary or directed proxy to any person, and exercise any other rights of ownership with respect to any shares of capital stock or other securities held by the Corporation and issued by any other corporation or with respect to any partnership, trust or similar interest held by the Corporation.

Second:  That the Bylaws of this Corporation are hereby amended by adding Article IV, Section 5.1 as follows:

Article IV Section 5.1

President

The president, if any, shall be the officer next in rank after the chief executive officer.  The president may execute contracts, deeds and other instruments on behalf of the Corporation.  In the absence of the chief executive officer or in the event of his disability, inability or refusal to act, the president shall perform the duties and exercise the power of the chief executive officer.  The president shall have full authority on behalf of the Corporation to attend any meeting, give any waiver, cast any vote, grant any discretionary or directed proxy to any person, and exercise any other rights of ownership with respect to any shares of capital stock or other securities held by the Corporation and issued by any other corporation or with respect to any partnership, trust or similar interest held by the Corporation.